Exhibit 8.1

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

June 1, 2011

Capital Trust, Inc.

410 Park Avenue, 14th Floor

New York, New York 10022

Re:                               Status as a Real Estate Investment Trust (“REIT”); Information in the Registration Statement under “Federal Income Tax Considerations”

Dear Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by Capital Trust, Inc., a Maryland corporation (the “Company”), you have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT and (ii) the information in the Registration Statement under the heading “Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such documents and information provided by you as we have considered necessary or desirable for purposes of the opinions expressed herein, including a letter from an authorized officer of the Company containing certain representations made by the Company relating to the organization and actual and proposed operations of the Company, and a letter from an authorized officer of CT Legacy REIT Mezz Borrower, Inc., a Maryland corporation (“Legacy REIT”) relating to the organization and actual and proposed operations of Legacy REIT.  In addition, we have relied upon applicable provisions of law, including those listed below.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents or the representations from the Company.  We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinion is based on the correctness of the following specific assumptions: (i) the Company has operated and will continue to be operated in the manner described in its organizational documents and in the representation letter delivered to us by an officer of the Company; (ii) Legacy REIT has operated and will continue to be operated in the manner described in its organizational documents and in the representation letter delivered to us by an officer of Legacy REIT; and (iii) all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist on the date of this letter.  We note that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that

1.               Commencing with the Company’s taxable year ended December 31, 2003, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2.               The information in the Registration Statement under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is a fair and accurate summary of the material U.S. federal income tax considerations relevant to the potential investors described therein.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.  An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  Accordingly, there can be no assurance that the Internal Revenue Service will not successfully take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect.  We assume no obligation to advise you of any changes in the law or our opinions subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP